Exhibit 99.2

July 1, 1998

Farmington Hills, Michigan -- Data Systems Network Corporation (OTCBB: DSYS) announced today that it had executed an agreement to sell its shares in Unified Network Services, Inc. to the minority shareholders of UNS, who had made an offer to DSNC for its interest in UNS, as provided under the terms of the shareholders agreement previously entered into by the parties. Terms of the transaction were not announced.

DSNC will continue to focus its efforts on remote management services, utilizing its ENCOR products and will maintain its Raleigh, North Carolina remote management center. In addition, all existing remote network management customers will continue to be serviced and supported by Data Systems. DSNC will still maintain a working relationship with UNS by subcontracting network management installation services to Unified Network Services.

Michael W. Grieves, President and CEO of Data Systems Network Corporation said, "The management team believes it is in the best interests of the shareholders to be specialized in the area of remote network management services. The Company strongly believes that this is an area of growth and opportunity. By focusing our resources on that area, yet still delivering on-site network management integration through our agreement with UNS, DSNC will reduce the Company's fixed monthly costs and allow us to focus and streamline our operations in key areas."

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The Company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in remote network management, application development, integrated document management systems and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 20 offices and more than 250 employees.

                                      -0-

                      For additional information contact:
                   Spencer Maus, Dresner Corporate Services
                                 312-726-3200

The statements made above with respect to Data Systems' expectations of revenues from this contract are "forward looking statements" within the meaning of the Securities Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include general business and economic conditions, the actual need of this customer for the Company's products and services, the ability of the Company to successfully meet all the requirements of this project and the relative uncertainties in the market direction of emerging technologies.